Exhibit 99.1

Contact: Charity Frantz
October 13, 2015	570-724-0225
charityf@cnbankpa.com

C&N Announces THIRD QUARTER 2015 UNAUDITED Financial RESULTS For Immediate Release:

Wellsboro, PA – Citizens & Northern Corporation (C&N) announced its unaudited, consolidated financial results for the three-month and nine-month periods ended September 30, 2015.

Third quarter 2015 net income was $0.35 per basic and diluted share, as compared to $0.36 in the second quarter 2015 and $0.34 in the third quarter 2014. For the nine months ended September 30, 2015, net income per basic share was $1.02, and net income per diluted share was $1.01, as compared to $1.02 per basic and diluted share for the first nine months of 2014. The return on average assets for the first nine months of 2015 was 1.32%, and the return on average equity was 8.78%.

Highlights related to C&N’s earnings results were as follows:

•	Net interest income was $10,008,000 in the third quarter 2015, flat as compared to $10,010,000 in the second quarter 2015 and down $277,000 (2.7%) from the third quarter 2014 amount. For the first nine months of 2015, net interest income of $29,968,000 was down $708,000 (2.3%) from the first nine months of 2014. The net interest margin was 3.66% in the third quarter 2015 as compared to 3.69% in the second quarter 2015 and 3.75% in the third quarter 2014, and the net interest margin of 3.69% for the first nine months of 2015 was down from 3.82% in the first nine months of 2014. The decrease in margin in 2015 has resulted from reductions in yields on earning assets, mainly loans and available-for-sale securities, accompanied by a smaller decrease in average rates paid on deposits and borrowed funds.

•	The provision for loan losses was $302,000 in the third quarter 2015, up from $221,000 in the second quarter 2015 and $218,000 in the third quarter 2014. For the first nine months of 2015, the provision for loan losses totaled $526,000, up from $353,000 for the first nine months of 2014. The higher provision for loan losses in the third quarter and first nine months of 2015 reflects an increase in loans outstanding, which resulted in an increase in the collectively determined portion of the allowance for loan losses.

•	Noninterest revenue was $3,961,000 in the third quarter 2015, flat as compared to $3,962,000 in the second quarter 2015 and up 1.9% from the third quarter 2014 amount. Noninterest revenue totaled $11,410,000 for the first nine months of 2015, down $208,000 (1.8%) from the corresponding period in 2014. Fluctuations in noninterest revenue in the third quarter 2015 as compared to the second quarter included an increase in gains from sales of residential mortgage loans of $60,000, a comparative increase of $46,000 as the fair value of servicing rights increased $13,000 in the third quarter 2015 while the fair value had decreased $33,000 in the prior quarter, and a net reduction in revenue from Trust and brokerage services of $109,000, reflecting the effects of timing as well as a reduction in fair value of assets under management in the most recent quarter due mainly to overall declines in values of U.S. equities. The most significant changes in components of noninterest revenue for the first nine months of 2015 as compared to the corresponding period in 2014 included the following: (1) decrease of $183,000 (4.8%) in service charges on deposit accounts, primarily as a result of lower overdraft fees; (2) reduction of $172,000 as the fair value of servicing rights declined $137,000 in the first nine months of 2015 as compared to an increase in fair value of $35,000 in the first nine months of 2014; (3) net increase in revenues from Trust and brokerage services of $111,000 (2.8%); and (4) an increase in other operating income of $79,000, including an increase of $39,000 in dividends from Federal Home Loan Bank of Pittsburgh stock and an increase of $30,000 in revenue from merchant services.

1

•	Realized gains from securities totaled $79,000 in the third quarter 2015. In comparison, second quarter 2015 results included gains from sales of securities totaling $932,000 and a loss from prepayment of borrowings totaling $910,000. In the third quarter 2014, realized gains from securities totaled $760,000. There were no losses from prepayment of borrowings in the third quarter 2015 or 2014. For the nine months ended September 30, 2015, realized gains from available-for-sale securities totaled $1,085,000 as compared to $894,000 in the first nine months of 2014, and the loss from prepayment of borrowings was $910,000 in the first nine months of 2015 with no such loss in 2014.

•	Noninterest expenses, excluding loss on prepayment of borrowings, totaled $8,117,000 in the third quarter 2015, up from $7,964,000 in the second quarter 2015 and lower than the total of $9,036,000 in the third quarter 2014. For the first nine months of 2015, noninterest expenses, excluding loss on prepayment of borrowings, totaled $24,545,000, down $1,362,000 (5.3%) from the first nine months of 2014. Salaries and wages expense increased $141,000, and pensions and other employee benefits expense increased $81,000, in the third quarter 2015 as compared to the second quarter 2015 amounts. The increase in the most recent quarter in salaries and wages reflected a few recent personnel additions, including lending and operations staff. The increase in the most recent quarter in employee benefits expense included an increase in health insurance expense resulting from higher claims on C&N’s partially self-insured plan. The reduction in noninterest expenses in the third quarter 2015 as compared to the third quarter 2014 included a decrease in salaries and wages of $604,000 resulting from severance expenses in 2014, and a reduction in other operating expense of $225,000, including a reduction in net collection expenses of $79,000 and the effects of a $69,000 sales tax refund that reduced expenses in 2015. The reduction in noninterest expenses for the first nine months of 2015 as compared to the corresponding period in 2014 included the following: (1) a reduction in salaries and wages expenses of $725,000, mainly due to severance expenses in 2014; (2) a reduction in employee benefit-related expenses of $227,000 due to lower employee health insurance expense as a result of lower claims; (3) a reduction in Pennsylvania shares tax expense of $137,000, mainly as a result of an increase in tax credits associated with charitable contributions; and (4) a reduction in other expenses of $310,000, including reductions in expenses from loan collection of $157,000, other real estate properties of $86,000 and attorneys’ fees of $86,000.

Other Information:

Changes in other unaudited financial information are as follows:

•	Total assets amounted to $1,232,531,000 at September 30, 2015, down from $1,255,722,000 at June 30, 2015 and $1,256,533,000 at September 30, 2014.

•	Net loans outstanding (excluding mortgage loans held for sale) were $672,449,000 at September 30, 2015, up from $656,518,000 at June 30, 2015 and up 8.1% from $621,960,000 at September 30, 2014. In the most recent quarter, total commercial loans outstanding increased $9.4 million, and total outstanding residential mortgage-related loans increased $6.6 million. Average total loans outstanding for the third quarter 2015 of $673,735,000 was up $32.5 million from the second quarter 2015 and $47.4 million from the third quarter 2014 amounts. Average total loans for the first nine months of 2015 amounted to $646,638,000 or $18.8 million (3.0%) more than the corresponding amount for the first nine months of 2014.

•	The outstanding balance of residential mortgages originated by C&N and sold to third parties, with servicing retained, totaled $152,275,000 at September 30, 2015 as compared to $151,132,000 at June 30, 2015 and $150,695,000 at September 30, 2014.

•	Total nonperforming assets as a percentage of assets was 1.28% at September 30, 2015, as compared to 1.26% at June 30, 2015 and down from 1.45% at September 30, 2014.

2

•	Deposits and repo sweep accounts totaled $966,856,000 at September 30, 2015, down from $983,255,000 at June 30, 2015 and $988,294,000 at September 30, 2014. Average total deposits amounted to $977,317,000 in the third quarter 2015, down $3.8 million (0.4%) from the second quarter 2015 and $2.2 million (0.2%) from the third quarter 2014 amounts. Average total deposits for the first nine months of 2015 amounted to $974,873,000 or $11.7 million (1.2%) more than the corresponding amount for the first nine months of 2014.

•	Total shareholders’ equity was $190,100,000 at September 30, 2015 as compared to $186,973,000 at June 30, 2015 and $186,874,000 at September 30, 2014. Tangible common equity as a percentage of tangible assets was 14.59% at September 30, 2015, up from 14.05% a year earlier. In July 2014, C&N announced a common stock repurchase plan for the repurchase of up to 622,500 shares, or 5% of the total shares outstanding on July 16, 2014. In the third quarter 2015, 27,100 shares were repurchased for a total cost of $529,000, at an average price of $19.52 per share. Cumulatively through September 30, 2015, 411,400 shares had been repurchased for a total cost of $7,946,000, at an average price of $19.31 per share.

•	Assets under management by C&N’s Trust and Financial Management Group amounted to $790,215,000 at September 30, 2015, down 2.7% from a year earlier, reflecting the effect of a decrease in overall valuations of U.S. stocks in the third quarter 2015.

Citizens & Northern Corporation is the parent company of Citizens & Northern Bank, a local, independent community bank providing complete financial, investment and insurance services through 26 full service offices throughout Tioga, Bradford, Sullivan, Lycoming, Potter, Cameron and McKean counties in Pennsylvania and in Canisteo and South Hornell, NY. C&N can be found on the worldwide web at www.cnbankpa.com. The Company’s stock is listed on NASDAQ Capital Market Securities under the symbol CZNC.

Safe Harbor Statement: Except for historical information contained herein, the matters discussed in this release are forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainty, including without limitation, the following: changes in monetary and fiscal policies of the Federal Reserve Board and the U.S. Government, particularly related to changes in interest rates; changes in general economic conditions; legislative or regulatory changes; downturn in demand for loan, deposit and other financial services in the Corporation’s market area; increased competition from other banks and non-bank providers of financial services; technological changes and increased technology-related costs; changes in management’s assessment of realization of securities and other assets; and changes in accounting principles, or the application of generally accepted accounting principles. Citizens & Northern disclaims any intention or obligation to publicly update or revise any forward-looking statements, whether as a result of events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

3